EXHIBIT 11

          AIRBORNE FREIGHT CORPORATION AND SUBSIDIARIES
                COMPUTATION OF EARNINGS PER SHARE

                                         YEAR ENDED DECEMBER 31,
                                          ----------------------
                                      1994        1993         1992
                                      ----        ----         ----
                                   (In thousands except per share data)
PRIMARY:

Net Earnings                         $37,941     $36,357      $ 2,397
                                     =======     =======      =======

Average Common Shares Outstanding     20,645      19,255       19,139
Effect of Dilutive Stock Options         356         341          284
                                     -------     -------      -------

Total Average Shares Outstanding      21,001      19,596       19,423
                                     =======     =======      =======

Primary Earnings Per Share           $  1.81     $  1.86      $   .12
                                     =======     =======      =======

FULLY DILUTED:

Net Earnings                         $37,941     $36,357      $ 2,397
Redeemable Preferred Stock               894       2,760        --
Dividends
Convertible Debentures                 4,331       --           --
                                     -------     -------      -------
Adjusted Net Earnings                $43,166     $39,117      $ 2,397
                                     =======     =======      =======

Average Common Shares Outstanding     20,645      19,255       19,139
Effect of Dilutive Stock Options         356         552          304
Effect of Conversion of                3,239       --           --
Subordinated Debentures
Effect of Conversion of                  559       1,710        --
Redeemable Preferred Stock
Dividends
                                     -------     -------      -------
Total Average Shares Outstanding      24,799      21,517       19,443
                                     =======     =======      =======

Fully Diluted Earnings Per Share     $  1.74     $  1.82      $   .12
                                     =======     =======      =======